EXHIBIT 99.2

September 30, 2020	QUARTERLY REPORT

Dear Shareholder:

The COVID-19 pandemic remained the dominant national and local news during the third quarter of 2020. The learning curve around the health impact of the virus has been steep and progress has been made on treatment protocols and a number of potential vaccines. However, there are ongoing uncertainties and actions to reopen the economy, travel, educational institutions, hospitality, and recreational activities have been inconsistent and tentative. Overall activity was more “normal” than in the spring but fears and concerns persist in communities across the country. And, as activity has increased, so has reliable data regarding the spread of the virus and projections for a second wave moving into fall. C&N continues to coordinate efforts to not only comply with directives, best practices, and government mandates but also to support the health and welfare of our Team, customers, and communities through our active pandemic committee. We are committed to playing our essential role in supporting a return to “normal” with calm, persistence, and confidence.

Financial markets stabilized during the quarter as measured by the major stock market averages and liquidity in the bond and money markets. Congress and the administration were unable to agree on a second round of stimulus, but the unprecedented action by the Federal Reserve and Congress at the start of the pandemic provided ongoing support. As of September 30th, interest rates remained at historic lows, the major stock indices were buoyed by the large cap tech companies, new unemployment claims were well below earlier pandemic levels, and around half of those who lost jobs earlier had either been rehired or found new employment. With all that being said, we still lack clarity on the ultimate impact of the virus on our long-term health, the economy, and culture.

On July 1st, we completed the acquisition of Covenant Bank that was announced late in 2019. Adding Covenant to the 2019 acquisition of Monument Bank adds $900 million in loans and deposits to our franchise in a growth region and enhances C&N’s capacity to serve customers and communities in southeastern Pennsylvania. Data processing and computer systems were converted in late August, completing the initial stages of integration. We are completing work on meshing our new team members with the existing crew, and market leadership is updating the regional plan to expand our presence, products and services as we look forward to 2020.

As mentioned earlier, there is still uncertainty regarding future economic growth. Early in the pandemic, we turned our attention to supporting customers with PPP loans, payment deferrals, cash management, and investment guidance through our wealth management group. As the economy began to open up, the mortgage lending business quickly reached record levels which persisted throughout the third quarter. PPP loans totaling over $160 million remain on our balance sheet at September 30, 2020, as we move into the forgiveness phase during the fourth quarter. Many PPP customers continue to hold unusually large deposit balances pending forgiveness, and this combination of elevated loans and deposits will have a meaningful impact on our financial results until the forgiveness process is completed.

C&N’s third quarter results were significantly impacted by merger activity in both 2019 and 2020. After adjusting for merger related expenses and gains on the sale of securities in both 2019 and 2020, third quarter net income increased from $5.4 million to $7.9 million or 46%. Earnings per share, on the same adjusted basis increased 25% to $.50 per share, with the difference between net income and EPS growth attributable to the additional shares issued in the Covenant acquisition. Net interest income increased 35%, although there was a .24% compression in the net interest margin. The provision for loan losses of $1.9 million was 68% greater than the $1.2 million provision during the third quarter of 2019. The provision for loan losses in the third quarter 2020 is primarily attributable to the net impact of resolving a large problem loan. Noninterest income increased by approximately 40% primarily due to record gains on the sale of mortgage loans. Noninterest expenses, excluding merger-related expenses, were 28% above the third quarter of 2019, driven primarily by the Covenant acquisition.

On the same adjusted basis, net income grew by 8% and earnings per share declined by 3% for the first nine months of 2020 compared to the same period in 2019. The primary driver of this decline was the provision for loan losses which was $3.3 million during the first nine months of 2020 compared to $197,000 for the same period in 2019, or a difference of $3.1 million. Net interest income increased 19% reflecting the benefits of growth related to the Monument and Covenant acquisitions. Total noninterest income grew by 25% year to date compared to 2019 with gains on mortgage sales as the primary driver, although a variety of other sources also contributed. Noninterest expenses, excluding merger-related expenses, increased 19%. This growth was substantially due to the inclusion of former Monument operations for nine months during 2020 compared to six months in 2019 and the inclusion of Covenant expenses in the third quarter of 2020, although higher data processing costs, professional fees and various other expenses also contributed.

It is important to note once again, that C&N entered the COVID crisis, and related uncertainties, in a position of strength. This is especially evident in our capital ratios, which are at levels that demonstrate the capacity to absorb the acquisition of Covenant as well as significant credit losses, if they arise, while continuing to meet regulatory requirements to be considered well capitalized. A further indication of this strength was the Board’s declaration of the regular quarterly cash dividend of $.27 per share to shareholders of record on November 2, 2020, payable on November 13, 2020.

Finally, it is most appropriate to recognize the ongoing efforts of the C&N Team. Their commitment to our customers and communities, through their support of one another, has been inspiring. They have done so while navigating the challenges of COVID and a substantial acquisition. They are fully engaged in our mission, whether in the office or from their homes, and continue to create long-term value by positively impacting the lives of everyone connected with C&N.

Thank you to our shareholders for your confidence in this team and support of your Company.

J. Bradley Scovill

President and CEO

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data)   (Unaudited)

	3RD	3RD
	QUARTER	QUARTER
	2020	2019
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$21,751	$17,277	$4,474	25.90%
Interest Expense	2,469	3,000	(531)	(17.70)%
Net Interest Income	19,282	14,277	5,005	35.06%
Provision for Loan Losses	1,941	1,158	783	67.62%
Net Interest Income After Credit for Loan Losses	17,341	13,119	4,222	32.18%
Noninterest Income	6,970	4,963	2,007	40.44%
Net Gains on Available-for-sale Debt Securities	25	13	12	92.31%
Merger-Related Expenses	6,402	206	6,196	3007.77%
Other Noninterest Expenses	14,648	11,486	3,162	27.53%
Income Before Income Tax Provision	3,286	6,403	(3,117)	(48.68)%
Income Tax Provision	438	1,096	(658)	(60.04)%
Net Income	$2,848	$5,307	$(2,459)	(46.34)%
Net Income Attributable to Common Shares (1)	$2,830	$5,281	$(2,451)	(46.41)%
PER COMMON SHARE DATA:
Net Income - Basic	$0.18	$0.39	$(0.21)	(53.85)%
Net Income - Diluted	$0.18	$0.39	$(0.21)	(53.85)%
Dividend Per Share - Quarterly	$0.27	$0.27	$0.00	0.00%
Number of Shares Used in Computation - Basic	15,778,391	13,627,676
Number of Shares Used in Computation - Diluted	15,779,721	13,646,818

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data)   (Unaudited)

	9 MONTHS ENDED
	September 30,
	2020	2019
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$55,301	$47,481	$7,820	16.47%
Interest Expense	7,491	7,284	207	2.84%
Net Interest Income	47,810	40,197	7,613	18.94%
Provision for Loan Losses	3,293	197	3,096	1571.57%
Net Interest Income After Provision (Credit) for Loan Losses	44,517	40,000	4,517	11.29%
Noninterest Income	17,779	14,218	3,561	25.05%
Net Gains on Available-for-sale Debt Securities	25	20	5	25.00%
Merger-Related Expenses	7,526	3,818	3,708	97.12%
Other Noninterest Expenses	39,834	33,604	6,230	18.54%
Income Before Income Tax Provision	14,961	16,816	(1,855)	(11.03)%
Income Tax Provision	2,509	2,770	(261)	(9.42)%
Net Income	$12,452	$14,046	$(1,594)	(11.35)%
Net Income Attributable to Common Shares (1)	$12,378	$13,974	$(1,596)	(11.42)%
PER COMMON SHARE DATA:
Net Income - Basic	$0.86	$1.06	$(0.20)	(18.87)%
Net Income - Diluted	$0.86	$1.06	$(0.20)	(18.87)%
Dividend Per Share - Quarterly	$0.81	$0.81	$0.00	0.00%
Dividend Per Share - Special	$0.00	$0.10	$(0.10)	(100.00)%
Number of Shares Used in Computation - Basic	14,388,797	13,182,960
Number of Shares Used in Computation - Diluted	14,393,429	13,206,244

(1)	Basic and diluted net income per common share are determined based on net income less earnings allocated to nonvested restricted shares with nonforfeitable dividends.

CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(In Thousands) (Unaudited)

	September 30,	September 30,	September 30, 2020 vs 2019
	2020	2019	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$174,478	$51,443	$123,035	239.17%
Available-for-sale Debt Securities	340,545	363,467	(22,922)	(6.31)%
Loans Held for Sale	1,200	2,033	(833)	(40.97)%
Loans, Net	1,680,617	1,130,143	550,474	48.71%
Bank-Owned Life Insurance	29,942	18,535	11,407	61.54%
Bank Premises and Equipment, net	21,504	16,038	5,466	34.08%
Intangible Assets	56,585	29,939	26,646	89.00%
Other Assets	47,922	30,989	16,933	54.64%
TOTAL ASSETS	$2,352,793	$1,642,587	$710,206	43.24%

LIABILITIES
Deposits	$1,871,514	$1,294,882	$576,632	44.53%
Repo Sweep Accounts	2,313	3,767	(1,454)	(38.60)%
Total Deposits and Repo Sweeps	1,873,827	1,298,649	575,178	44.29%
Borrowed Funds	141,344	75,714	65,630	86.68%
Subordinated Debt	16,572	7,000	9,572	136.74%
Other Liabilities	24,734	18,285	6,449	35.27%
TOTAL LIABILITIES	2,056,477	1,399,648	656,829	46.93%

SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated
Other Comprehensive Income (Loss)	284,707	238,479	46,228	19.38%
Accumulated Other Comprehensive Income (Loss):
Net Unrealized Gains/Losses on Available-for-sale Debt Securities	11,376	4,173	7,203	172.61%
Defined Benefit Plans	233	287	(54)	(18.82)%
TOTAL SHAREHOLDERS' EQUITY	296,316	242,939	53,377	21.97%
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$2,352,793	$1,642,587	$710,206	43.24%